Premier Products Group, Inc.
6303 Owensmouth Avenue, Suite 1058, Woodland Hills, C 91367 *18-798-1878

February 24, 2021

[Name of Noteholder]

Ladies and Gentlemen:

We are officers and directors of Premier Products Group, Inc. (not to be confused with Valley High Mining Company) and to Premier Services, Inc. ("Premier Services").

For the reasons set forth herein, we urge that you comply with your legal obligations and return the shares erroneously issued by Premier Products Group, Inc.'s stock transfer agent, to the debtholders of its subsidiary, Premier Services, Inc. (merged with Valley High Mining Company). We also urge you to refrain from attempting to persuade the stock transfer agent to issue more shares In Premier Products Group Inc. Premier Products Group, Inc. has no legal obligation to the debtholders with regard to debt instruments issued by Valley High Mining Company.

The formation of Premier Products Group, Inc. is the result of an announced strategic plan for it to engage in a holding company reorganization pursuant to Section 251(g) of the Delaware General Corporation Law, Effective February 22, 2018, per its form 8K filing with the SEC. As a consequence of that reorganization, of necessity, the Predecessor Issuer, Valley High Mining Company, as it existed prior to the reorganization became a subsidiary of the newly formed entity, Premier Products Group, Inc., which became the Successor Issuer and successor public entity. In that process, by application of Delaware state corporate law, the corporate entities remain intact, unbreached by the reorganization itself or otherwise. The operational integrity of each entity is unaffected. In other words, all of the business operations, assets and liabilities of Valley High Mining Company, remain that of Valley High Mining Company. Likewise, all of the business operations, assets and liabilities of the new company/successor issuer, Premier Products Group, remain that of Premier Products Group. As a matter of fundamental corporate law, neither shall be liable for the debts of the other; neither shall have the benefit of the assets of the other.

Indeed, it would be unfair and inappropriate to impose those liabilities of Valley High Mining Company upon Premier Products Group, Inc. To do so would violate fundamental principles of corporate law.

The Securities and Exchange Commission has upheld the efficacy of Section 251(g), ruling on multiple occasions, in no action letters, that in such reorganizations, the newly formed company, is the successor issuer and the predecessor issuer is the subsidiary and that such reorganization is seamless to the marketplace. Additionally, this reorganization does not affect the operational integrity of either entity, which is a matter vested solely within the province of state law. Under the Tenth Amendment to the U.S. Constitution, all powers not granted to the federal government are reserved for the states and the people. There is nothing within Delaware corporate law that would somehow impose the liabilities of Premier Services, Inc. upon its parent corporation. See Section 251(g) of the Delaware

General Corporation Law.

As a result, each debt instrument held by a creditor of Valley High Mining Company, remains a liability of the Predecessor Issuer, Valley High Mining Company. Valley High Mining Company is obligated on each such convertible financial instrument, much as it was prior to the acquisition and reorganization. If the creditor wishes to convert into shares of Valley High Mining Company, albeit a privately-owned company, that could and must be done by Valley High Mining Company.

We note that it would be unfair to permit any debtholder of Valley High Mining Company, who invested in Valley High Mining Company, Inc., to somehow have its obligation assumed by a new and different company, Premier Products Group, which did not even exist at the time of their investment. This is particularly true since Premier Products Group, Inc. specifically planned to avoid such liabilities in planning the reorganization.

If you wish to convert into shares of Valley High Mining Company, albeit a privately owned company, we certainly could accommodate that desire.

As the result of the holding company reorganization, for purposes of Rule 414 under the Securities Act, and for all other known purposes, the structure and legal consequences of the share exchange and reorganization, the newly formed holding company is treated as "successor issuer." There is no legal theory that could possibly ascribe to this new company, Premier Products Group, Inc., the liabilities of the predecessor company, Valley High Mining Company. See, e.g.:

> HCA Inc., available November 22, 2010; The Dress Barn, Inc. (available August 13, 2010); GulfMark Offshore, Inc. (available January 11, 2010); MF Global Ltd. (available his is December 15, 2009); Tim Hortons Inc. (available September 9, 2009); Weatherford International Ltd. (available January 14, 2009); Willbros Group, Inc. (available February 27, 2009); Pediatrix Medical Group, Inc. (available December 22, 2008); Otter Tail Corporation (available December 19, 2008); Mentor Corporation (available September 26, 2008); Dollar Tree Stores, Inc. (available February 20, 2008); InterDigital Communications Corporation (available June 25, 2007); ABX Air, Inc., available June 6, 2007; Ford Motor Credit Co. (available March 21, 2007); Hecla Mining Company (available October 31, 2006); Hecla Mining Company (available October 31, 2006); Shire Pharmaceuticals Group plc (available November 17, 2005); Manulife Financial Corp. (available March 15, 2005); Matria Healthcare, Inc. (available February 10, 2005); Mercer International, Inc. (available December 12, 2005); Adolph Coors Company (available August 25, 2003); ConocoPhillips (available August 23, 2002); Kerr-McGee Corporation (available July 31, 2001); AOL Time Warner Inc. (available November 15, 2000); Northwest Airlines Corporation (available November 18, 1998); World Access, Inc. NACT Telecommunications, Inc. (available October 28, 1998); Rouge Steel, Inc. (available April 22, we 1997); Halliburton Company (available December 11, 1996); Time Warner Inc. (available October 10, 1996); Allegheny Teledyne, Inc. (available August 30, 1996); America West Airlines, Inc. (available April 25, 1996); Proler International Corp. (available February 6, 1996); INDRESCO, Inc. (available October 31, 1995); and Toys "R" Us, Inc. (available December 1, 1995).

Despite the ill-conceived, unsupported conclusions asserted by some noteholders of what is Valley High Mining Company, including personal attacks, we are attempting to be proactive with regard to any such concerns. While no legal obligation exists, to be fair, recognizing that each such debt is the obligation of Valley High Mining Company, now a nonpublic company, we depending upon the cooperation of debtholders, we will be exploring the prospect of having Valley High Mining

Company commence the process of preparing and filing an SEC Form 1A, spinning off, *via* a dividend to the shareholders of the Premier Products Group, the Successor Issuer. As such, if and when such a spin off occurs, each investment in the Predecessor Issuer should be enhanced in that the entity itself will be qualified under Regulation A.

However, as discussed above, it would be inappropriate and contrary to law, unless otherwise agreed to, including for good and valuable consideration, for one Corporation (Premier Products Group) to issue shares or to otherwise defray the debt of a different Corporation (Valley High Mining Company). This basic corporate principle does not change merely because the one Corporation is the parent company to the other. Nor does a different result obtain merely because one is the successor as to the trading status for SEC purposes and the other the predecessor. Nor does the fact that Valley High Mining Company, Inc. is now no longer a publicly traded company, alter this basic tenant. In other words, it would be beyond inappropriate for any debtholder to participate in the scheme to issue shares of the new corporation, Premier Products Group, Inc. (albeit the successor issuer), to defray the obligation of Valley High Mining Company, Inc., when Premier Products Group, Inc. has no privity with, or obligation to, the noteholders of its subsidiary (albeit the predecessor issuer). The trading status of either entity (a matter within the province of the Securities and Exchange Commission) is not relevant to the corporate status or the legal obligations of an entity (a matter solely within the province of state law).

Very truly yours,

____

Tony Hicks
Chairman and CEO